AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the “Agreement”) is made and entered into this 24th day of July, 2018, by and between Peach Management, LLC (hereinafter referred to as “Peach” or the “Consultant”), and GSRX Industries Inc., formerly Green Spirit Industries Inc., a Nevada corporation, and its subsidiaries (hereinafter referred to as the “Company”). The parties entered into that prior Consulting Agreement, dated January 1, 2018, as amended on March 9, 2018, and the parties now wish to amend and restate that agreement in its entirety as provided below.

WHEREAS, the Company desires to engage Consultant as a consultant and in connection therewith to provide certain consulting services related to the Company’s business and Consultant is willing to be engaged by the Company as a consultant and to provide such services, on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. CONSULTING

The Company hereby retains Peach as an independent contractor; and Peach does hereby accept its position as an independent contractor to the Company, upon the terms and conditions hereinafter set forth.

2. DUTIES AND OBLIGATIONS:

2.1	The Company hereby engages Consultant to perform the services relating to the business of the Company, including, but not limited to the services listed below (the “Services”)

a.	Assist the Company with daily management, operations and administration;
b.	Assist the Company in the creation, preparation and drafting of investor presentations;
c.	Advancing and promoting the growth and success of the Company;
d.	Assist the Company with research, acquisition and development of new sites or businesses; and
e.	Assist the Company with inventory selection and management.

2.2	The parties hereto acknowledge and agree that the Services to be provided are in the nature of advisory services only, and the Consultant does not have any ability to obligate or bind the Company in any respect.

2.3	The Consultant represents that it has the skills necessary to perform the Services hereunder. Consultant agrees to perform the services in a skillful and professional manner that is consistent with the Company’s policies and procedures. Consultant further agrees that in providing the Services, it shall comply, in all respects, with instructions given by the Company.

3. COMPENSATION

In consideration of the Services to be rendered by Consultant hereunder, the Company agrees to pay Peach the following: (i) a cash fee in the amount of $10,000 per month, payable in accordance with the Company’s standard practices; and (ii) 15,000 restricted shares of the Company’s common stock, par value $0.001 per share, payable quarterly.

4. MEETING EXPENSES AND COSTS

Consultant shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary for travel (and when traveling), cell phone, supplies, fuel ($200 per month), entertainment, and other expenses incurred by Consultant during the term of this Agreement, in the performance of his duties and responsibilities under this Agreement; provided, that Consultant shall obtain prior pre-approval from the Company for such expenses.

5. COMPANY’S DUTIES AND OBLIGATIONS

The Company shall have the following duties and obligations under this Agreement:

5.1 Cooperate fully and timely with Peach in order to enable Peach to perform its obligations under this Agreement.

5.2 The Company will act diligently and promptly in reviewing materials submitted to it from time to time by Peach and inform Peach of any inaccuracies of which it is aware contained therein prior to the dissemination of such materials.

5.3 Give full disclosure of all material facts or information concerning the Company to Peach and update such information on a timely basis.

6. NONDISCLOSURE

Consultant recognizes and acknowledges that by reason of Consultant’s retention by and service to the Company before, during and, if applicable, after the Term (as defined below), Consultant will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that it will not, and will take all reasonable efforts to ensure that its officers, directors, employees and agents do not, unless expressly authorized in writing by the Company, at any time during the Term (or any renewal Term) use any Confidential Information or divulge or disclose any Confidential Information to any person or entity except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Consultant also covenants that at any time after the termination of this Agreement, directly or indirectly, it will not, and will take all reasonable efforts to ensure that its officers, directors, employees and agents do not, use any Confidential Information or divulge or disclose any Confidential Information to any person or entity, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant’s possession during the Term (or any renewal Term) shall remain the property of the Company. Except as required in the performance of Consultant’s duties for the Company, or unless expressly authorized in writing by the Company, the Consultant, its officers, directors, employees and agents shall not remove any Confidential Information from the Company’s premises, except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of this Agreement, the Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant’s possession.

7. INDEPENDENT CONTRACTOR

It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes shall be one of independent contractor. Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

8. INDEMNIFICATION

Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of or resulting from: (a) any action by a third party against the Company that is based on any claim that any Services performed by Consultant under this Agreement, or their results, infringe a patent, copyright or other proprietary right, misappropriate a trade secret or breach an agreement; (b) any action by a third party that is based on any negligent act or omission or willful conduct of Consultant and which results in: (i) any damage or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting from the performance by the Consultant of the Services; or (ii) any violation by the Consultant of any statute, law, ordinance or regulation; and (c) the Consultant’s failure to provide the Services in a manner that is consistent with the policies and procedures of the Company.

9. TERM

Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall continue on a month to month basis (the “Term”) unless either party provides the other party with written notice of its intention not to continue this Agreement at least 30 days prior to the termination date.

Change of Control. If following a Change of Control (defined below), Contractor’s engagement is terminated without Cause or voluntarily terminated by Contractor, Contractor shall be entitled to receive, in lieu of any payment under paragraph 4, a lump sum payment in the amount determined as follows: the product of (a) the then-current monthly consulting fee and (b) twenty-four (24); such payment to be made within 3 business days of the date of such Change of Control.

For purposes of this Agreement, the term “Change of Control” means the occurrence of one or more of the following events:

(a) the closing of a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by renaming outstanding securities or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b) a change in ownership of the Company through a transaction or series of transactions, such that any person or entity is or becomes the beneficial owner, directly or indirectly, of stock or other securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding stock or other securities;

(c) the closing of any agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(d) a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement where the Company’s resulting interest is or becomes 50% or less.

10. MISCELLANEOUS

10.1.	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt request, postage prepaid to the parties hereto at their addresses indicated hereinafter. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

10.2	Entire Agreement. This Agreement represents the entire agreement between the Parties in relation to its subject matter and supersedes and voids all prior agreements between such Parties relation to such subject matter.

10.3	Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in writing signed by both parties.

10.4	Waiver. No waiver of any breach or condition of its Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of alike or different nature, unless such shall be signed by the person making such waivers and/or which so provides by its terms.

10.5	Captions. The captions appearing in this Agreement are inserted as matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

10.6	Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the conflict of Laws provisions thereof.

10.7	Benefits; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party.

10.8	Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

This Agreement may be executed in counterpart via email and/or by fax transmission, with each counterpart being deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GSRX Industries Inc.

By:		Date:
Title:	CEO
Name:	Les Ball

CONFIRMED AND AGREED

Peach Management, LLC

By:
Christian Briggs, Manager